FRANK J. HARITON, ATTORNEY AT LAW

1065 Dobbs Ferry Road, White Plains, New York 10607
TEL (914) 674-4373
 FAX (914) 693-2963

March 24, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

       GMV Wireless, Inc. - Registration Statement on Form S-1
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Gentlemen:

         I have been requested by GMV Wireless, Inc., a Nevada corporation (the "Company"), to furnish you with my opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 240,000 shares (the "Shares") of the Company's common stock, offered on behalf of certain selling stockholders.

         In connection with this opinion, I have examined the Registration Statement and the Company's Certificate of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

         Based upon and subject to the foregoing, I am of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

         I render no opinion as to the laws of any jurisdiction other than the States of New York and Nevada and the Laws of the United States of America. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included in the Registration Statement. I confirm that, as of the date hereof, I own 22,500 shares of the Company’s common stock which are included in the Prospectus and no other securities of the Company.

 Very truly yours,
 /s/ FRANK J. HARITON
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 Frank J. Hariton